Exhibit 3.1b

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INNOVA INTERNATIONAL CORPORATION

Innova International Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

First:	That pursuant to a Consent of the Directors of the Corporation, resolutions were duly adopted proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:
RESOLVED:	That the Board of Directors of the Corporation recommends and deems it advisable that the Certificate of Incorporation of the Corporation be amended by deleting Article First in its entirety and substituting therefor a new Article First as follows:

“First: Name. The name of the corporation is XSource Corporation (the “Corporation”).”

RESOLVED:	That the aforesaid proposed amendment be submitted to the stockholders of the Corporation for their consideration; and

RESOLVED:	That following the approval by the stockholders of the aforesaid proposed amendment as required by law, the officers of the Corporation be, and they hereby are, and each of them acting singly hereby is, authorized and directed (a) to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment setting forth the aforesaid amendment in the form approved by the stockholders and (b) to take any and all other actions necessary, desirable or convenient to give effect to the aforesaid amendment or otherwise to carry out the purposes of the foregoing Resolutions.
Second:	That in lieu of a meeting and vote of the stockholders of the Corporation, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporate Law of the State of Delaware.
Third:	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, said Innova International Corporation has caused this certificate to be signed by Bruce H. Grant, its President, this 2nd day of March, 1999.

INNOVA INTERNATIONAL CORPORATION

By:	/s/ Bruce H. Grant

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